Exhibit 23.7

Beijing Dacheng LAW OFFICES, LLP ( Guangzhou )

北京大成（广州）律师事务所

www.dentons.cn

中国广州市珠江新城珠江东路6号广州周大福金融中心14、15层（07-12）单元（510623）

14/F,15/F(Unit 07-12) ,CTF Finance Centre, No.6 Zhujiang East Road, Zhujiang New Town, Guangzhou 510623, China

Tel： +86 20-85277000           Fax： +86 20-85277002

November 28, 2023

To: Baird Medical Investment Holdings Limited (the “Company”)

Room 202, 2/F, Baide Building, Building 11, No.15

Rongtong Street, Yuexiu District, Guangzhou

People’s Republic of China

Dear Sirs/Madams,

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company to advise on certain legal matters related to the laws and regulations of the PRC, in connection with the Company’s registration statement on Form F-4, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

This Consent is rendered solely to you for the filing on Form F-4 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Xiangfa Zhang
Beijing Dacheng Law Offices, LLP (Guangzhou)

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